Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Petro Kacur T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301
THE COCA-COLA COMPANY REPORTS
SECOND QUARTER AND YEAR-TO-DATE 2014 RESULTS

Worldwide volume growth of 3% in the quarter
Worldwide sparkling volume growth accelerated to 2% in the quarter, with brand Coca-Cola up 1% both globally and in North America
Global value share gains in nonalcoholic ready-to-drink beverages

Second Quarter and Year-to-Date 2014 Highlights

•	Global unit case volume grew 3% in the quarter and 2% year to date. Coca-Cola International volume grew 3% in the quarter while North America volume was even.

•	Sparkling volume and brand Coca-Cola volume accelerated in North America, Eurasia and Africa, Europe and Asia Pacific in the quarter.

•	Global price/mix increased 2% in both the quarter and year to date.

•
Reported net revenues declined 1% in the second quarter and 3% year to date. Excluding the impact of structural changes, comparable currency neutral net revenues grew 3% in both the quarter and year to date.

•
Reported operating income declined 2% in both the quarter and year to date. Excluding the impact of structural changes, comparable currency neutral operating income grew 5% in the quarter and 6% year to date, resulting in improved operating margins while we continued to invest for growth in our brands with our global system partners.

•	Second quarter reported EPS was $0.58, down 1%, and comparable EPS was $0.64, up 1%. Comparable currency neutral EPS increased 6%.

•	Year-to-date cash from operations was $4.5 billion.

ATLANTA, July 22, 2014 – The Coca-Cola Company today reported second quarter and year-to-date 2014 operating results. Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “At the beginning of this year, we shared our strategic plan to restore the momentum of our global business. As we now reach the midpoint of the year, we have delivered sound financial performance year to date and demonstrated sequential improvement in our global volume growth. While I am pleased with our progress to date, we remain focused on the work required to return our business to the level of sustainable growth we and our shareowners expect. For the remainder of the year, we will continue to focus intently on our five strategic priorities in order to deliver quality results and further advance our progress toward achieving our 2020 Vision.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 3% for the second quarter and 2% year to date, and gained value share in nonalcoholic ready-to-drink (NARTD) beverages, as we continue to leverage the strongest portfolio of brands in the industry.
Worldwide sparkling beverage volume grew 2% for the quarter and 1% year to date. We gained volume and value share in global core sparkling beverages in the quarter, as we leveraged our sponsorship of the FIFA World CupTM globally and activated our Share a Coke marketing campaign in many markets around the world. Worldwide brand Coca-Cola volume grew 1% in the quarter with Sprite up 6% and Fanta up 2%, reflecting balanced growth across our sparkling beverage portfolio. Importantly, we continue to see positive results in key markets where we have incrementally invested to drive growth. In China, steady execution of our new strategy coupled with strong activation of the Share a Coke campaign in June resulted in 10% growth in sparkling volume for the quarter as we focused on driving increased sales of our entry-size single-serve packages. In North America, strong activation around the FIFA World CupTM as well as increased media investments drove a sequential improvement in brand Coca-Cola volume.
We grew worldwide still beverage volume 5% for the quarter and 6% year to date, with solid volume growth in the quarter across multiple beverage categories, including teas (+4%), packaged water (+7%), and sports drinks (+6%), partially offset by a 1% decline in our juice and juice drinks portfolio stemming from price increases taken in North America to cover higher input costs. We maintained global volume and value share in total still beverages in the quarter, and gained volume and value share in ready-to-drink teas and packaged water. While volume share in juices and juice drinks was down slightly, we gained value share in the category.

After adjusting for structural changes, the Company delivered comparable currency neutral net revenue growth of 3% in the quarter, capturing global price/mix of 2% on concentrate sales growth of 2% in the quarter, resulting in 3% net revenue growth year to date. Excluding the impact of structural changes, comparable currency neutral operating income grew 5% in the quarter and 6% year to date, and we improved operating margins while continuing to increase our media investments. The Company generated $4.5 billion in cash from operations during the first half of the year. After reinvesting in the business and paying a healthy dividend, the Company returned $1.3 billion in cash to its shareowners through net share repurchases. We remain on track to achieve net share repurchases of between $2.5 and $3.0 billion by the end of the year.

OPERATING REVIEW

	Three Months Ended June 27, 2014
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income	Comparable Currency Neutral Operating Income Excluding Structural

Total Company	3	(1)	(2)	2	5

Eurasia & Africa	5	(4)	(13)	(2)
Europe	0	7	7	1
Latin America	0	(8)	(13)	(1)
North America	0	0	13	3
Asia Pacific	8	0	0	7
Bottling Investments	(1)	(8)	(70)	(11)

	Three Months Ended June 27, 2014
	% Favorable / (Unfavorable)
	Concentrate Sales/ Reported Volume *	Price/Mix	Currency	Structural Changes	Net Revenues	Comparable Currency Neutral Net Revenues	Comparable Currency Neutral Net Revenues Excluding Structural

Total Company	2	2	(2)	(3)	(1)	0	3

Eurasia & Africa	2	3	(9)	0	(4)	5
Europe	(2)	3	6	0	7	1
Latin America	0	7	(11)	(4)	(8)	3
North America	0	1	(1)	0	0	1
Asia Pacific	5	0	(5)	0	0	5
Bottling Investments	8	(1)	(1)	(14)	(8)	(8)
* Represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only and is computed on a reported basis.

OPERATING REVIEW (CONTINUED)

	Six Months Ended June 27, 2014
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income	Comparable Currency Neutral Operating Income Excluding Structural

Total Company	2	(3)	(2)	3	6

Eurasia & Africa	4	(3)	(4)	9
Europe	(2)	8	6	2
Latin America	0	(9)	(13)	4
North America	0	(1)	17	(1)
Asia Pacific	8	(3)	(3)	5
Bottling Investments	(5)	(13)	(93)	(33)

	Six Months Ended June 27, 2014
	% Favorable / (Unfavorable)
	Concentrate Sales/ Reported Volume *	Price/Mix	Currency	Structural Changes	Net Revenues	Comparable Currency Neutral Net Revenues	Comparable Currency Neutral Net Revenues Excluding Structural

Total Company	1	2	(3)	(3)	(3)	0	3

Eurasia & Africa	1	6	(10)	0	(3)	7
Europe	(2)	6	4	0	8	4
Latin America	(2)	9	(14)	(2)	(9)	5
North America	(1)	1	(1)	0	(1)	0
Asia Pacific	6	(3)	(6)	0	(3)	4
Bottling Investments	6	(2)	(1)	(16)	(13)	(12)
* Represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for our geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For our Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. Our Bottling Investments operating segment data reflects unit case volume growth for consolidated bottlers only and is computed on a reported basis.

Eurasia & Africa

•
Our Eurasia and Africa Group grew volume 5% in the quarter, gaining volume share in NARTD beverages. Double-digit volume growth in the Middle East, South Africa, East Africa and Pakistan was tempered by a mid single-digit decline in Russia. Together with our bottling partners, we focused on better marketplace execution, greater consumer choice in package and price options, and programming around the FIFA World CupTM. We gained volume share in sparkling beverages while growing volume 3%, led by brand Coca-Cola. Still beverage volume grew 12% in the quarter, resulting in value share gains, with balanced volume growth across all major categories.

•
Concentrate sales lagged unit case sales in the quarter, primarily due to cycling the timing of shipments last year in our Middle East and North Africa business unit. For the full year, we expect concentrate sales to be in line with unit case sales. Price/mix increased 3% in the quarter due to positive pricing in the majority of markets coupled with favorable geographic mix. Reported operating income declined 13% in the quarter with comparable currency neutral operating income down 2%, reflecting revenue growth offset by increased investments in our brands as well as higher cost of goods sold due to geographic mix and product and package mix within certain markets.

Europe

•
Following a challenging first quarter, the Europe Group saw improvement in its business during the second quarter as a result of strong activation around the FIFA World CupTM, a shift in the Easter holiday, and stabilizing economic conditions in certain markets. Low single-digit volume growth in our Northwest Europe and Nordics, Germany and Iberia business units was offset by a 4% decline in our Central and Southern Europe business unit, resulting in even volume for the group in the quarter. Sparkling beverage volume was even in the quarter, with brand Coca-Cola and Coca-Cola Zero both delivering positive results. We gained value share in still beverages due largely to gains in juices and juice drinks as well as sports drinks.

•
Concentrate sales lagged unit case sales in the quarter due to the timing of shipments, but year to date they were in line. The consolidation of the innocent juice and smoothie business in May 2013 delivered 2 points of Europe’s price/mix in the second quarter and disproportionately contributed to net revenues as compared to operating income due to the higher cost structure associated with a finished goods business and our level of investment in innocent as we continue to build and expand the business. Reported operating income grew 7% in the quarter. Comparable currency neutral operating income increased 1% in the quarter as pricing and product mix within certain markets coupled with favorable timing of operating expenses were offset by lower concentrate shipments in the quarter.

Latin America

•
Latin America’s volume was even in the quarter, as strong 8% volume growth in our Latin Center business unit was offset by a 3% volume decline in Mexico. Brazil’s volume was even as strong activation around the FIFA World CupTM and improved execution of key entry-level packages and refillable multi-serve packages was offset by aggressive competitive activity and a deteriorating macroeconomic environment in the quarter. We maintained volume share in core sparkling beverages on a 1% volume decline, which reflects the industrywide impact of the excise tax in Mexico enacted at the beginning of this year. Still beverage volume grew 3%, driven by all business units, resulting in volume and value share gains in still beverages, including juices and juice drinks, ready-to-drink teas, and sports drinks.

•
Price/mix increased 7% in the quarter, reflecting positive pricing in all four business units, particularly in the higher inflationary markets within South Latin. Reported operating income decreased 13% in the quarter with comparable currency neutral operating income down 1%, as positive price/mix was offset by increased marketing investments, primarily related to the FIFA World CupTM, as well as the impact of a new provision in Venezuela that imposed a maximum threshold for profit margins.

North America

•
Our North America Group accelerated revenue growth in the quarter led by our sparkling business. We gained value share and maintained volume share in total beverages, driven by increased media investments around the FIFA World CupTM and the launch of our Share a Coke campaign. Our sparkling beverage volume was even in the quarter, outperforming the rest of the industry to deliver volume and value share gains. Brand Coca-Cola volume grew 1% in the quarter, a sequential improvement, while our flavored sparkling portfolio also performed well, with Fanta up 4% and Sprite up 2%. Solid growth in these core sparkling brands was tempered by softness in Diet Coke. Our still beverage business grew value share and maintained volume share in the quarter on 1% volume growth, making this the 17th consecutive quarter that our still beverage portfolio has either maintained or gained both volume and value share. Our still portfolio saw balanced volume growth in the quarter across all major still categories, except juices and juice drinks which saw lower volume due to significant price increases taken to cover higher commodity costs.

•
During the second quarter, we began transitioning newly refranchised territories as we move forward in establishing our 21st Century U.S. Beverage Partnership Model. These transactions had a nominal structural impact on net revenues and operating income in the second quarter.

•
Price/mix for our sparkling business increased 3% in the quarter, reflecting the continued implementation of our new pricing strategy, while overall price/mix for the group increased 1%. Reported operating income increased 13% in the quarter, which includes items impacting comparability, principally net gains/losses related to our economic hedges. Comparable currency neutral operating income increased 3% in the quarter, reflecting revenue growth and margin expansion even as we increased our brand investments.

Asia Pacific

•
Our Asia Pacific Group grew volume 8% in the quarter, with all five business units contributing growth. The group’s sparkling portfolio grew volume 9% in the quarter, with brand Coca-Cola and Sprite both contributing significantly to this growth. Still beverage volume grew 7% in the quarter, with volume share gains in ready-to-drink teas and packaged water. China continued its momentum into the second quarter, delivering 9% volume growth behind a strong start to the summer’s Share a Coke campaign and new product innovations targeting higher price points, and gained volume and value share in sparkling beverages. India grew volume double digits due to advancements in our price/pack architecture as well as a delayed monsoon season that led to an extended summer. Despite the first increase in Japan’s consumption tax in over 15 years, our business grew volume 1%, leading to volume share gains in both core sparkling and still beverages.

•
Concentrate sales in the quarter lagged unit case sales primarily due to cycling the timing of shipments last year. After considering the impact of one less selling day in the first half of this year, concentrate sales were roughly in line with unit cases year to date. Price/mix in the quarter was even as unfavorable geographic mix balanced positive price/mix within the majority of markets. Reported operating income was even in the quarter. Comparable currency neutral operating income increased 7% in the quarter, primarily reflecting growth in concentrate shipments and improving margins.

Bottling Investments

•
Our Bottling Investments Group (BIG) grew volume 8% in the quarter on a comparable basis, led by China and India, after adjusting for the net impact of structural changes, primarily the deconsolidation of our Brazilian bottling operations in 2013 and the restructuring of our Company-owned juice operations in Russia. BIG volume, including the impact of structural changes, was down 1% in the quarter.

•
Reported operating income decreased 70% in the quarter. Comparable currency neutral operating income decreased 11% due to the structural changes referenced above, partially offset by solid performance in the underlying business, led by India, China and Germany.

FINANCIAL REVIEW
Summary of Second Quarter 2014 Financial Performance
Our reported financial performance for the second quarter included the impact of certain structural changes, primarily the deconsolidation of our Brazilian bottling operations in July 2013 as well as lower revenues and operating income in our Venezuelan business. As we disclosed last quarter, the Venezuelan government enacted a new provision that imposed a maximum threshold for profit margins.
Reported net revenues declined 1%. Concentrate sales lagged unit case volume in the quarter due to the timing of shipments, but were in line year to date after considering the impact of one less selling day in the first half of this year. Excluding the impact of structural changes, comparable currency neutral net revenues grew 3% in the quarter, reflecting 2% concentrate sales growth and 2% price/mix.
Reported operating income decreased 2%. Excluding the impact of structural changes, comparable currency neutral operating income increased 5%, as improving gross margins in the quarter were largely offset by increased marketing investments, resulting in even operating expense leverage. Structural changes were a 3% headwind and currency was a 4% headwind on comparable operating income.
The currency headwind was lower than the outlook we provided last quarter primarily due to the new provision in Venezuela that decreased our bolivar-denominated revenue and operating income. The net result of the provision was an unfavorable impact of approximately 1 cent on comparable EPS in the quarter, which was partially offset by the impact of slight improvements in certain other currencies compared to our previous expectations. Items impacting comparability reduced second quarter 2014 reported operating income by $156 million and reduced second quarter 2013 reported operating income by $175 million.
Reported EPS was $0.58 and comparable EPS was $0.64. Items impacting comparability reduced second quarter 2014 reported EPS by a net $0.06 and reduced second quarter 2013 reported EPS by a net $0.04. Comparable currency neutral EPS was up 6% for the quarter.
As discussed in the first quarter 2014 earnings release, we had previously estimated that the underlying effective tax rate on operations would be 23.0% for 2014. We now anticipate that the underlying effective tax rate on operations for 2014 will be 22.5%. We expect this rate to remain unchanged through 2015. We are required to record income tax expense for the first six months of the year based on the estimated underlying effective tax rate for the full year. To bring the effective tax rate for the first six months of 2014 in line with the current estimated full year underlying effective tax rate, we recorded income tax expense at an underlying effective tax rate of 22.2% for the second quarter of 2014.
The reported effective tax rate for the second quarter of 2014 was 23.0%. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule. The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.
Year-to-date cash from operations was $4.5 billion, up 13%, primarily due to cycling incremental pension contributions last year and the efficient management of working capital, partially offset by an unfavorable impact from currency exchange rates and the deconsolidation of our Brazilian bottling operations in July 2013.
Year-to-date net share repurchases totaled $1.3 billion.

2014 Outlook
At the beginning of the year, we communicated that we expected the bottling transactions completed in 2013 to have an unfavorable 1% structural impact on both our full-year 2014 net revenues and operating income, with the impact in the first half of the year. We now expect the impact of structural items, including the new provision in Venezuela, to be a 1 to 2 point headwind on net revenues and an approximate 3 point headwind on operating income during the second half of the year. The refranchised territories in North America that closed during the second quarter are not expected to have a meaningful impact over the balance of the year.
Currency exchange rates are expected to have an unfavorable impact on our reported results in 2014. Based on current spot rates, our existing hedge positions, and the cycling of our prior year rates, we expect an approximate 3 point headwind on operating income during the second half of 2014, with a relatively similar impact on both the third and fourth quarters. We now estimate currency will be a 5 to 6 point headwind on our full-year operating income, which is an improvement compared to our prior outlook primarily due to the decrease in bolivar-denominated revenues and operating income.

After considering all of the factors above, for the second half of the year we expect the unfavorable impact of structural items to be partially offset by the reduction in our underlying effective tax rate, resulting in a net unfavorable impact of 2 cents to comparable EPS.
In 2014, we are targeting net share repurchases of $2.5 to $3.0 billion.

Items Impacting Comparability
For details on items impacting comparability in the quarter, see the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

NOTES

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including carbonated energy drinks and waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
First quarter 2014 financial results were impacted by one less selling day, and fourth quarter 2014 financial results will be impacted by one additional selling day. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•	As previously announced, effective Jan. 1, 2014, the Company renamed our Pacific operating segment the Asia Pacific operating segment.

•	The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss second quarter and year-to-date 2014 results today, July 22, 2014 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.coca-colacompany.com in the “Investors section”. A replay in downloadable MP3 format and a transcript of the call will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures, which may be used periodically by management when discussing our financial results with investors and analysts, to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	June 27, 2014	June 28, 2013	% Change[1]
Net Operating Revenues	$12,574	$12,749	(1)
Cost of goods sold	4,819	4,989	(3)
Gross Profit	7,755	7,760	0
Selling, general and administrative expenses	4,384	4,385	0
Other operating charges	201	132	52
Operating Income	3,170	3,243	(2)
Interest income	144	129	11
Interest expense	107	122	(12)
Equity income (loss) — net	254	246	3
Other income (loss) — net	(77)	29	—
Income Before Income Taxes	3,384	3,525	(4)
Income taxes	779	831	(6)
Consolidated Net Income	2,605	2,694	(3)
Less: Net income (loss) attributable to noncontrolling interests	10	18	(52)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,595	$2,676	(3)
Diluted Net Income Per Share[2]	$0.58	$0.59	(1)
Average Shares Outstanding — Diluted[2]	4,454	4,527

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the three months ended June 27, 2014 and June 28, 2013, basic net income per share was $0.59 for 2014 and $0.60 for 2013 based on average shares outstanding — basic of 4,391 million for 2014 and 4,446 million for 2013. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Six Months Ended
	June 27, 2014	June 28, 2013	% Change[1]
Net Operating Revenues	$23,150	$23,784	(3)
Cost of goods sold	8,902	9,313	(4)
Gross Profit	14,248	14,471	(2)
Selling, general and administrative expenses	8,373	8,567	(2)
Other operating charges	329	253	30
Operating Income	5,546	5,651	(2)
Interest income	267	245	9
Interest expense	231	224	3
Equity income (loss) — net	325	333	(2)
Other income (loss) — net	(318)	(136)	(133)
Income Before Income Taxes	5,589	5,869	(5)
Income taxes	1,358	1,406	(3)
Consolidated Net Income	4,231	4,463	(5)
Less: Net income (loss) attributable to noncontrolling interests	17	36	(54)
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,214	$4,427	(5)
Diluted Net Income Per Share[2]	$0.95	$0.98	(3)
Average Shares Outstanding — Diluted[2]	4,459	4,528

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the six months ended June 27, 2014 and June 28, 2013, basic net income per share was $0.96 for 2014 and $0.99 for 2013 based on average shares outstanding — basic of 4,396 million for 2014 and 4,450 million for 2013. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	June 27, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$11,618	$10,414
Short-term investments	6,524	6,707
Total Cash, Cash Equivalents and Short-Term Investments	18,142	17,121
Marketable securities	3,467	3,147
Trade accounts receivable, less allowances of $59 and $61, respectively	5,870	4,873
Inventories	3,536	3,277
Prepaid expenses and other assets	2,856	2,886
Total Current Assets	33,871	31,304
Equity Method Investments	10,857	10,393
Other Investments	3,601	1,119
Other Assets	4,805	4,661
Property, Plant and Equipment — net	14,918	14,967
Trademarks With Indefinite Lives	6,798	6,744
Bottlers' Franchise Rights With Indefinite Lives	7,284	7,415
Goodwill	12,296	12,312
Other Intangible Assets	1,059	1,140
Total Assets	$95,489	$90,055

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$10,575	$9,577
Loans and notes payable	20,081	16,901
Current maturities of long-term debt	1,519	1,024
Accrued income taxes	454	309
Total Current Liabilities	32,629	27,811
Long-Term Debt	18,643	19,154
Other Liabilities	3,447	3,498
Deferred Income Taxes	6,469	6,152
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	12,675	12,276
Reinvested earnings	63,194	61,660
Accumulated other comprehensive income (loss)	(2,986)	(3,432)
Treasury stock, at cost — 2,655 and 2,638 shares, respectively	(40,572)	(39,091)
Equity Attributable to Shareowners of The Coca-Cola Company	34,071	33,173
Equity Attributable to Noncontrolling Interests	230	267
Total Equity	34,301	33,440
Total Liabilities and Equity	$95,489	$90,055

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Six Months Ended
	June 27, 2014	June 28, 2013
Operating Activities
Consolidated net income	$4,231	$4,463
Depreciation and amortization	967	947
Stock-based compensation expense	112	92
Deferred income taxes	(67)	100
Equity (income) loss — net of dividends	(124)	(132)
Foreign currency adjustments	260	159
Significant (gains) losses on sales of assets — net	140	(23)
Other operating charges	120	83
Other items	6	22
Net change in operating assets and liabilities	(1,175)	(1,755)
Net cash provided by operating activities	4,470	3,956
Investing Activities
Purchases of investments	(7,895)	(7,077)
Proceeds from disposals of investments	6,192	5,224
Acquisitions of businesses, equity method investments and nonmarketable securities	(332)	(308)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	45	690
Purchases of property, plant and equipment	(1,030)	(1,069)
Proceeds from disposals of property, plant and equipment	134	57
Other investing activities	(242)	(225)
Net cash provided by (used in) investing activities	(3,128)	(2,708)
Financing Activities
Issuances of debt	21,267	22,779
Payments of debt	(18,122)	(19,454)
Issuances of stock	650	951
Purchases of stock for treasury	(1,953)	(2,978)
Dividends	(1,342)	(1,249)
Other financing activities	(438)	87
Net cash provided by (used in) financing activities	62	136
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(200)	(420)
Cash and Cash Equivalents
Net increase (decrease) during the period	1,204	964
Balance at beginning of period	10,414	8,442
Balance at end of period	$11,618	$9,406

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 27, 2014	June 28, 2013	% Fav. / (Unfav.)	June 27, 2014	June 28, 2013	% Fav. / (Unfav.)	June 27, 2014	June 28, 2013	% Fav. / (Unfav.)
Eurasia & Africa	$732	$765	(4)	$290	$332	(13)	$313	$351	(11)
Europe	1,569	1,468	7	892	836	7	904	869	4
Latin America	1,118	1,215	(8)	633	726	(13)	636	730	(13)
North America	5,717	5,713	0	827	731	13	682	732	(7)
Asia Pacific	1,723	1,730	0	846	847	0	851	853	0
Bottling Investments	2,060	2,238	(8)	38	125	(70)	254	354	(28)
Corporate	50	53	(6)	(356)	(354)	0	(256)	(364)	30
Eliminations	(395)	(433)	9	—	—	—	—	—	—
Consolidated	$12,574	$12,749	(1)	$3,170	$3,243	(2)	$3,384	$3,525	(4)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended June 27, 2014, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $184 million for Europe, $13 million for Latin America, $7 million for North America, $173 million for Asia Pacific and $18 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $58 million for North America, $1 million for Asia Pacific, $66 million for Bottling Investments and $30 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $25 million for Bottling Investments as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner.

•
Income (loss) before income taxes was reduced by $140 million for North America primarily due to the derecognition of intangible assets as a result of refranchising certain territories in North America to three of its unconsolidated bottling partners.

•
Income (loss) before income taxes were reduced by $21 million for Corporate as a result of a write-down of receivables related to concentrate sales to our bottling partner in Venezuela due to limited government-approved exchange rate conversion mechanisms.

During the three months ended June 28, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $175 million for Europe, $76 million for Latin America, $5 million for North America, $157 million for Asia Pacific and $20 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for Europe, $55 million for North America, $6 million for Asia Pacific, $20 million for Bottling Investments and $46 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Asia Pacific and $1 million for Corporate due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives.

•	Income (loss) before income taxes was reduced by $144 million for Corporate due to charges related to the then pending merger of four of the Company's Japanese bottling partners.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA, S.A.B. de C.V. ("Coca-Cola FEMSA") issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•	Income (loss) before income taxes was reduced by $23 million for Corporate due to a charge the Company recognized on the early extinguishment of certain long-term debt.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 27, 2014	June 28, 2013	% Fav. / (Unfav.)	June 27, 2014	June 28, 2013	% Fav. / (Unfav.)	June 27, 2014	June 28, 2013	% Fav. / (Unfav.)
Eurasia & Africa	$1,390	$1,434	(3)	$593	$614	(4)	$621	$640	(3)
Europe	2,862	2,645	8	1,611	1,519	6	1,635	1,563	5
Latin America	2,229	2,443	(9)	1,301	1,489	(13)	1,303	1,494	(13)
North America	10,510	10,600	(1)	1,255	1,072	17	1,107	1,074	3
Asia Pacific	3,038	3,120	(3)	1,403	1,449	(3)	1,411	1,457	(3)
Bottling Investments	3,733	4,276	(13)	12	164	(93)	276	463	(40)
Corporate	83	97	(14)	(629)	(656)	4	(764)	(822)	7
Eliminations	(695)	(831)	16	—	—	—	—	—	—
Consolidated	$23,150	$23,784	(3)	$5,546	$5,651	(2)	$5,589	$5,869	(5)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the six months ended June 27, 2014, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $343 million for Europe, $30 million for Latin America, $10 million for North America, $278 million for Asia Pacific and $34 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $133 million for North America, $8 million for Asia Pacific, $108 million for Bottling Investments and $34 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $25 million for Bottling Investments as a result of the restructuring and transition of the Company's Russian juice operations to an existing joint venture with an unconsolidated bottling partner.

•
Income (loss) before income taxes was reduced by $140 million for North America primarily due to the derecognition of intangible assets as a result of refranchising certain territories in North America to three of its unconsolidated bottling partners.

•
Income (loss) before income taxes was reduced by $21 million for Bottling Investments and $247 million for Corporate due to the devaluation of the Venezuelan bolivar, including a write-down of receivables related to concentrate sales to our bottling partner in Venezuela as well as our proportionate share of the charge incurred by this bottler, an equity method investee.

•
Income (loss) before income taxes was reduced by $12 million for Bottling Investments due to the Company's proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Six Months Ended (continued)
During the six months ended June 28, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $332 million for Europe, $147 million for Latin America, $9 million for North America, $303 million for Asia Pacific and $40 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $6 million for Europe, $137 million for North America, $14 million for Asia Pacific, $41 million for Bottling Investments and $56 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Asia Pacific and $1 million for Corporate due to the refinement of previously established accruals related to the Company's 2008-2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for North America due to the refinement of previously established accruals related to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•	Operating income (loss) and income (loss) before income taxes were reduced by $7 million for Corporate due to transaction costs associated with certain of the Company's bottling partners.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•	Income (loss) before income taxes was reduced by $144 million for Corporate due to charges related to the then pending merger of four of the Company's Japanese bottling partners.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was reduced by a net $33 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•	Income (loss) before income taxes was reduced by $23 million for Corporate due to a charge the Company recognized on the early extinguishment of certain long-term debt.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Restructuring
During the three and six months ended June 27, 2014, the Company recorded charges of $66 million and $108 million, respectively. The Company also recorded charges of $20 million and $41 million during the three and six months ended June 28, 2013, respectively. These charges were primarily related to the integration of our German bottling and distribution operations.
Productivity and Reinvestment
During the three and six months ended June 27, 2014, the Company recorded charges of $89 million and $175 million, respectively. The Company also recorded charges of $113 million and $215 million during the three and six months ended June 28, 2013, respectively. These charges were related to our productivity and reinvestment program. This program is focused on the following initiatives: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; data and information technology systems standardization; and further integration of CCE's former North America business.
In February 2014, the Company announced that we are expanding our productivity and reinvestment program to drive an incremental $1 billion in productivity by 2016 that will primarily be redirected into increased media investments. Our incremental productivity goal consists of two relatively equal components. First, expanded savings through global supply chain optimization, data and information technology system standardization, and resource and cost reallocation. These savings will be reinvested in global brand-building initiatives, with an emphasis on increased media spending. Second, we will be increasing the effectiveness of our marketing investments by transforming our marketing and commercial model to redeploy resources into more consumer-facing marketing investments to accelerate growth.
Equity Investees
During the three and six months ended June 27, 2014, the Company recorded net charges of $6 million and $12 million, respectively. During the three and six months ended June 28, 2013, the Company recorded net charges of $3 million and $33 million, respectively. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Transaction Gains/Losses
During the three and six months ended June 27, 2014, the Company recorded charges of $140 million primarily due to the derecognition of intangible assets as a result of refranchising certain territories in North America to three of its unconsolidated bottling partners. Under the terms of the new agreements, the bottlers will purchase finished products from the Company for distribution in these newly granted territories. In exchange for the grant of the exclusive rights to distribute, promote, market and sell the Company's products in the assigned territories, the bottlers will make ongoing quarterly payments to the Company based on their future gross profit in these territories.
In 2012, four of the Company's Japanese bottling partners announced their intent to merge as Coca-Cola East Japan Bottling Company, Ltd. ("CCEJ"), a publicly traded entity, through a share exchange. The merger was approved by the respective bottlers' shareowners in March 2013, and the transaction received final regulatory approval in May 2013. The terms of the merger agreement include the issuance of new shares of one of the publicly traded bottlers in exchange for 100 percent of the outstanding shares of the remaining three bottlers according to an agreed upon share exchange ratio. Based on the closing price of the shares on June 28, 2013, the value of the shares that the Company will receive in exchange for its investments in two of the non-publicly traded bottlers was less than the carrying value of those investments. As a result, we were required to write down the carrying value of these investments to their implied fair value, resulting in a loss of $144 million during the three and six months ended June 28, 2013. The merger was completed effective July 1, 2013.
During the three and six months ended June 28, 2013, the Company also recorded charges of $6 million due to transaction costs associated with certain of our bottling partners and a gain of $139 million due to Coca-Cola FEMSA, S.A.B. de C.V. ("Coca-Cola FEMSA"), an equity method investee, issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.
In addition to the items above, during the six months ended June 28, 2013, the Company recorded an additional charge of $1 million related to transaction costs associated with certain of our bottling partners and a benefit of $1 million due to an adjustment to the Company's loss on the sale of a majority interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA in January 2013.

Other Items
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges primarily to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended June 27, 2014 and June 28, 2013, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease of $54 million and an increase of $38 million, respectively, to our non-GAAP income before income taxes. During the six months ended June 27, 2014 and June 28, 2013, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease of $99 million and an increase of $120 million, respectively, to our non-GAAP income before income taxes.
Hyperinflationary Economies
During the three and six months ended June 27, 2014, the Company recorded charges of $21 million and $268 million, respectively, related to the devaluation of the Venezuelan bolivar, including a write-down of receivables related to concentrate sales to our bottling partner in Venezuela as well as our proportionate share of the charge incurred by this bottler, an equity method investee. During the six months ended June 28, 2013, the Company recorded a charge of $149 million related to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by our bottling partner in Venezuela, an equity method investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Restructuring and Transitioning Russian Juice Operations
During the three and six months ended June 27, 2014, the Company recorded a loss of $25 million related to restructuring and transitioning its Russian juice operations to an existing joint venture with an unconsolidated bottling partner.
Early Extinguishment of Long-Term Debt
During the three and six months ended June 28, 2013, the Company recorded a charge of $23 million due to the early extinguishment of certain long-term debt.
Impact of Natural Disasters
On October 29, 2012, Hurricane Sandy caused widespread flooding and wind damage across the mid-Atlantic region of the United States, primarily in New York and New Jersey. During the six months ended June 28, 2013, the Company reversed charges of $3 million due to the refinement of previously established accruals related to the loss or damage of certain fixed assets resulting from the hurricane.
Certain Tax Matters
During the three and six months ended June 27, 2014, the Company recorded net tax charges of $26 million and $31 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. During the three and six months ended June 28, 2013, the Company recorded a net tax benefit of $1 million related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
Structural Changes
Structural changes generally refer to acquisitions or dispositions of bottling, distribution or canning operations and consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2014, the Company refranchised certain territories in North America to three unconsolidated bottling partners; was impacted by a new provision enacted by the Venezuelan government which imposes a maximum threshold for profit margins; and restructured and transitioned its Russian juice operations to an existing joint venture with an unconsolidated bottling partner. In 2013, the Company acquired bottling operations in Myanmar and deconsolidated our Philippine and Brazilian bottling operations. Accordingly, these activities have been included as structural items in our analysis of the impact of these changes on certain line items in our condensed consolidated statements of income.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 27, 2014
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,574	$4,819	$7,755	61.7%	$4,384	$201	$3,170	25.2%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(66)	66
Productivity & Reinvestment	—	—	—		—	(89)	89
Productivity Initiatives	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	—	—
Other Items	(28)	13	(41)		4	(46)	1
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$12,546	$4,832	$7,714	61.5%	$4,388	$—	$3,326	26.5%

	Three Months Ended June 28, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,749	$4,989	$7,760	60.9%	$4,385	$132	$3,243	25.4%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(20)	20
Productivity & Reinvestment	—	—	—		—	(113)	113
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(1)	6
Other Items	(1)	(38)	37		(1)	—	38
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$12,748	$4,951	$7,797	61.2%	$4,379	$—	$3,418	26.8%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(1)	(3)	0		0	52	(2)
% Currency Impact	(2)	(1)	(3)		(1)	—	(5)
% Change — Currency Neutral Reported	1	(2)	3		1	—	2
% Structural Impact	(3)	(2)	(3)		(2)	—	(4)
% Change — Currency Neutral Reported and Adjusted for Structural Items	3	0	5		4	—	6

% Change — After Considering Items (Non-GAAP)	(2)	(2)	(1)		0	—	(3)
% Currency Impact After Considering Items (Non-GAAP)	(2)	(1)	(3)		(1)	—	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	0	(1)	2		2	—	2
% Structural Impact After Considering Items (Non-GAAP)	(3)	(3)	(3)		(2)	—	(3)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	3	1	4		4	—	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended June 27, 2014
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$107	$254	$(77)	$3,384	$779	23.0%	$10	$2,595	$0.58
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	66	—		—	66	0.01
Productivity & Reinvestment	—	—	—	89	34		—	55	0.01
Productivity Initiatives	—	—	—	—	—		—	—	—
Equity Investees	—	6	—	6	1		—	5	—
Transaction Gains/Losses	—	—	140	140	51		—	89	0.02
Other Items	—	—	(9)	(8)	(25)		—	17	—
Certain Tax Matters	—	—	—	—	(26)		—	26	0.01
After Considering Items (Non-GAAP)	$107	$260	$54	$3,677	$814	22.2%	$10	$2,853	$0.64

	Three Months Ended June 28, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$122	$246	$29	$3,525	$831	23.5%	$18	$2,676	$0.59
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	20	—		—	20	—
Productivity & Reinvestment	—	—	—	113	38		—	75	0.02
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	3	—	3	—		—	3	—
Transaction Gains/Losses	—	—	5	11	(48)		—	59	0.01
Other Items	(23)	—	—	61	23		—	38	0.01
Certain Tax Matters	—	—	—	—	1		—	(1)	—
After Considering Items (Non-GAAP)	$99	$249	$34	$3,731	$844	22.6%	$18	$2,869	$0.63

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	(12)	3	—	(4)	(6)		(52)	(3)	(1)
% Change — After Considering Items (Non-GAAP)	8	5	62	(1)	(4)		(53)	(1)	1

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,454 million average shares outstanding — diluted

[2]	4,527 million average shares outstanding — diluted
Diluted net income per share growth for the three months ended June 27, 2014, included an unfavorable currency impact of 5%. Currency neutral diluted net income per share growth for the three months ended June 27, 2014, was 3%. Diluted net income per share growth after considering items impacting comparability for the three months ended June 27, 2014, included an unfavorable currency impact of 5%. Currency neutral diluted net income per share growth after considering items impacting comparability for the three months ended June 27, 2014, was 6%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 27, 2014
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$23,150	$8,902	$14,248	61.5%	$8,373	$329	$5,546	24.0%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(108)	108
Productivity & Reinvestment	—	—	—		—	(175)	175
Productivity Initiatives	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	—	—
Other Items	(20)	69	(89)		1	(46)	(44)
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$23,130	$8,971	$14,159	61.2%	$8,374	$—	$5,785	25.0%

	Six Months Ended June 28, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$23,784	$9,313	$14,471	60.8%	$8,567	$253	$5,651	23.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(41)	41
Productivity & Reinvestment	—	—	—		—	(215)	215
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(2)	7
Other Items	3	(113)	116		(4)	3	117
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$23,787	$9,200	$14,587	61.3%	$8,558	$—	$6,029	25.3%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(3)	(4)	(2)		(2)	30	(2)
% Currency Impact	(3)	(1)	(4)		(2)	—	(7)
% Change — Currency Neutral Reported	0	(3)	2		0	—	5
% Structural Impact	(3)	(2)	(2)		(2)	—	(3)
% Change — Currency Neutral Reported and Adjusted for Structural Items	3	0	5		2	—	9

% Change — After Considering Items (Non-GAAP)	(3)	(2)	(3)		(2)	—	(4)
% Currency Impact After Considering Items (Non-GAAP)	(3)	(1)	(4)		(2)	—	(7)
% Change — Currency Neutral After Considering Items (Non-GAAP)	0	(1)	1		0	—	3
% Structural Impact After Considering Items (Non-GAAP)	(3)	(3)	(2)		(2)	—	(3)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	3	2	3		2	—	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Six Months Ended June 27, 2014
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$231	$325	$(318)	$5,589	$1,358	24.3%	$17	$4,214	$0.95
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	108	—		—	108	0.02
Productivity & Reinvestment	—	—	—	175	66		—	109	0.02
Productivity Initiatives	—	—	—	—	—		—	—	—
Equity Investees	—	12	—	12	2		—	10	—
Transaction Gains/Losses	—	—	140	140	51		—	89	0.02
Other Items	—	21	217	194	(47)		—	241	0.05
Certain Tax Matters	—	—	—	—	(31)		—	31	0.01
After Considering Items (Non-GAAP)	$231	$358	$39	$6,218	$1,399	22.5%	$17	$4,802	$1.08

	Six Months Ended June 28, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$224	$333	$(136)	$5,869	$1,406	23.9%	$36	$4,427	$0.98
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	41	—		—	41	0.01
Productivity & Reinvestment	—	—	—	215	78		—	137	0.03
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	33	—	33	3		—	30	0.01
Transaction Gains/Losses	—	—	4	11	(52)		—	63	0.01
Other Items	(23)	9	140	289	51		—	238	0.05
Certain Tax Matters	—	—	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$201	$375	$8	$6,456	$1,485	23.0%	$36	$4,935	$1.09

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income (loss) attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	3	(2)	(133)	(5)	(3)		(54)	(5)	(3)
% Change — After Considering Items (Non-GAAP)	15	(4)	393	(4)	(6)		(55)	(3)	(1)

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,459 million average shares outstanding — diluted

[2]	4,528 million average shares outstanding — diluted
Diluted net income per share growth for the six months ended June 27, 2014, included an unfavorable currency impact of 9%. Currency neutral diluted net income per share growth for the six months ended June 27, 2014, was 6%. Diluted net income per share growth after considering items impacting comparability for the six months ended June 27, 2014, included an unfavorable currency impact of 7%. Currency neutral diluted net income per share growth after considering items impacting comparability for the six months ended June 27, 2014, was 6%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended June 27, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$290	$892	$633	$827	$846	$38	$(356)	$3,170
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	66	—	66
Productivity & Reinvestment	—	—	—	58	1	—	30	89
Productivity Initiatives	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	(39)	—	21	19	1
After Considering Items (Non-GAAP)	$290	$892	$633	$846	$847	$125	$(307)	$3,326

	Three Months Ended June 28, 2013
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$332	$836	$726	$731	$847	$125	$(354)	$3,243
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	20	—	20
Productivity & Reinvestment	—	6	—	55	6	—	46	113
Productivity Initiatives	—	—	—	—	(1)	—	(1)	(2)
Transaction Gains/Losses	—	—	—	—	—	—	6	6
Other Items	—	—	—	41	—	(1)	(2)	38
After Considering Items (Non-GAAP)	$332	$842	$726	$827	$852	$144	$(305)	$3,418

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(13)	7	(13)	13	0	(70)	0	(2)
% Currency Impact	(11)	5	(12)	0	(8)	(3)	0	(5)
% Change — Currency Neutral Reported	(2)	2	(1)	14	8	(67)	(1)	2

% Change — After Considering Items (Non-GAAP)	(13)	6	(13)	2	(1)	(13)	0	(3)
% Currency Impact After Considering Items (Non-GAAP)	(11)	5	(12)	0	(8)	(2)	0	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	(2)	1	(1)	3	7	(11)	(1)	2

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Six Months Ended June 27, 2014
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$593	$1,611	$1,301	$1,255	$1,403	$12	$(629)	$5,546
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	108	—	108
Productivity & Reinvestment	—	—	—	133	8	—	34	175
Productivity Initiatives	—	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	(92)	—	20	28	(44)
After Considering Items (Non-GAAP)	$593	$1,611	$1,301	$1,296	$1,411	$140	$(567)	$5,785

	Six Months Ended June 28, 2013
	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$614	$1,519	$1,489	$1,072	$1,449	$164	$(656)	$5,651
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	41	—	41
Productivity & Reinvestment	2	6	—	137	14	—	56	215
Productivity Initiatives	—	—	—	—	(1)	—	(1)	(2)
Transaction Gains/Losses	—	—	—	—	—	—	7	7
Other Items	—	—	—	109	—	7	1	117
After Considering Items (Non-GAAP)	$616	$1,525	$1,489	$1,318	$1,462	$212	$(593)	$6,029

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(4)	6	(13)	17	(3)	(93)	4	(2)
% Currency Impact	(13)	3	(16)	0	(8)	(3)	(1)	(7)
% Change — Currency Neutral Reported	10	3	4	18	5	(90)	6	5

% Change — After Considering Items (Non-GAAP)	(4)	6	(13)	(2)	(4)	(34)	4	(4)
% Currency Impact After Considering Items (Non-GAAP)	(13)	3	(16)	0	(8)	(1)	(1)	(7)
% Change — Currency Neutral After Considering Items (Non-GAAP)	9	2	4	(1)	5	(33)	5	3

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Expense Leverage:

	Three Months Ended June 27, 2014
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(2)	0	(2)
% Change — Currency Neutral Reported	2	3	0
% Change — Currency Neutral Reported and Adjusted for Structural Items	6	5	0

% Change — After Considering Items (Non-GAAP)	(3)	(1)	(2)
% Change — Currency Neutral After Considering Items (Non-GAAP)	2	2	0
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	5	4	0

	Six Months Ended June 27, 2014
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(2)	(2)	0
% Change — Currency Neutral Reported	5	2	3
% Change — Currency Neutral Reported and Adjusted for Structural Items	9	5	4

% Change — After Considering Items (Non-GAAP)	(4)	(3)	(1)
% Change — Currency Neutral After Considering Items (Non-GAAP)	3	1	2
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	3	2

Note:	Certain rows may not add due to rounding.
1 Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Six Months Ended June 27, 2014	Six Months Ended June 28, 2013
Reported (GAAP)
Issuances of Stock	$650	$951
Purchases of Stock for Treasury	(1,953)	(2,978)
Net Change in Stock Issuance Receivables[1]	29	(16)
Net Change in Treasury Stock Payables[2]	(20)	36
Net Treasury Share Repurchases (Non-GAAP)	$(1,294)	$(2,007)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our Company's portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca‑colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at
www.linkedin.com/company/the-coca-cola-company.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the market place; product safety and quality concerns; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the availability of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues, even if unwarranted; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; one or more of our counterparty financial institutions default on their obligations to us or fail; an inability to realize additional benefits targeted by our productivity and reinvestment program; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013, which filing is available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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